Exhibit 99.1

ABH (TSX, NYSE)

US$

ABITIBIBOWATER ANNOUNCES FOURTH QUARTER AND FULL YEAR

2007 FINANCIAL RESULTS

Affirms Success of Recent Price Increases and

Provides Update on Refinancing Plans

MONTREAL, February 28, 2008 – AbitibiBowater Inc. today reported a net loss for the fourth quarter 2007 of $250 million, or $5.09 per diluted share, on sales of $1,491 million. These results compare with a net income of $107 million, or $3.58 per diluted share, on sales of $861 million for the fourth quarter of 2006.

For the full year 2007, the Company reported a net loss of $490 million, or $14.11 per diluted share. This compares with a net loss of $138 million, or $4.64 per diluted share, for 2006. Sales in 2007 totaled $3.9 billion, up 11% from 2006 sales of $3.5 billion.

The Company’s 2007 fourth quarter and year-end results reflect the full quarter and year-end results for Bowater Incorporated and the results for Abitibi-Consolidated Inc. for the period following its combination with Bowater on October 29, 2007. The Company’s fourth quarter and year-end results for 2006 include only Bowater results.

Fourth quarter 2007 special items, net of tax, consisted of the following items: a $53 million gain relating to foreign currency changes and asset sales, a $130 million loss related to asset closures, $27 million severance and merger-related costs and a $31 million charge related to tax adjustments. Excluding these special items, the net loss for the quarter would have been $115 million, or $2.34 per diluted share. A reconciliation of these non-GAAP measures is contained in Note 11 to this release.

During the first quarter of 2008, AbitibiBowater has removed almost one million metric tons of high-cost capacity in line with its previously announced Phase 1 comprehensive review of operations, while also making significant inroads on its cost synergy target of $375 million from the combination of Abitibi-Consolidated and Bowater.

“While markets for wood products remain challenging, market conditions for pulp and paper products are improving significantly and we are pleased with our ongoing progress to make our Company a more globally competitive organization,” stated John W. Weaver, Executive Chairman. “Our recently announced agreement with Catalyst Paper, to sell our Snowflake, Arizona newsprint mill for approximately $180 million, including retained working capital, is another important milestone. We remain committed to our debt reduction target of $1 billion over the next three years.”

The Company has been actively engaged in its Phase 2 comprehensive review of operations since the merger was completed and expects that an announcement regarding its decisions will be forthcoming during the second quarter of 2008. The Company is focused on further cost reductions and manufacturing platform improvements in both the paper and wood products segments.

“Since our Phase 1 announcement, we have been working with our employees, unions, governments and communities in an effort to address the challenges that we face today. We are operating in a rapidly changing business environment and we will take the necessary steps to position AbitibiBowater for the future,” said David J. Paterson, President and Chief Executive Officer. “In order to remain a competitive, viable supplier and provide our stakeholders with appropriate returns, we must significantly improve the margins for our products. Our recently announced price increases were a successful step.”

The Company also announced today that it has successfully amended Bowater’s credit facilities. The amendments permit, among other things, an intercompany restructuring of the ownership of the Company’s Catawba, South Carolina mill in order to permit additional debt financing by Bowater and/or the Company. Among other liquidity needs that must be addressed, the Company’s Abitibi-Consolidated subsidiary has second quarter debt maturities of approximately $200 million due April 1 and $150 million due June 20 that have not yet been refinanced. The Company confirmed that it has been reviewing multiple financing alternatives to develop additional liquidity for the remainder of 2008 and 2009. The Company cautioned that continued negative conditions in the credit and capital markets, as well as the difficult industry operating environment, are challenging its ability to obtain such financing and that there can be no assurance that either the Company, Abitibi-Consolidated or Bowater could obtain such financing on terms satisfactory to the Company.

SEGMENT DETAIL

Coated Papers

Earnings for the coated papers segment for the fourth quarter increased $2 million from the third quarter to $15 million. The Company’s average transaction price for coated papers increased $52 per short ton during the quarter, while average operating costs increased $39 per short ton. Operating costs were higher in the fourth quarter due to a major maintenance outage. The Company has implemented the December $60 per short ton price increase.

Market Pulp

Earnings for the market pulp segment of $30 million for the fourth quarter were flat compared to the third quarter. The average market pulp transaction price for the Company increased $16 per metric ton. Average operating costs increased $18 per metric ton, compared to the third quarter due to maintenance related outages. The Company has announced price increases of $20 to $30 per metric ton, depending upon the grade, in the fourth quarter of 2007 and first quarter of 2008.

Newsprint

For the fourth quarter, the newsprint segment had a loss of $52 million, compared to a loss of $40 million for the third quarter. The Company’s average transaction price increased $12 per metric ton. Average operating costs decreased $19 per metric ton, compared to the third quarter. The strengthening of the Canadian dollar in the fourth quarter increased costs, compared to the third quarter, by about $20 million. The Company has informed its North American newsprint customers of price increases totaling $120 per metric ton to be implemented in six equal monthly installments beginning in January 2008.

Specialty Papers

The specialty papers segment had a loss of $56 million, compared to a loss of $20 million for the third quarter. The Company’s average transaction price increased $30 per short ton during the quarter, while average operating costs increased $43 per short ton, primarily as a result of the strengthening Canadian dollar during the quarter. The Company is implementing previously announced price increases for various grades of specialty papers.

Wood Products

For the fourth quarter, the wood products segment had a loss of $53 million, compared to a loss of $11 million for the third quarter. The average transaction price for the Company decreased $13 per thousand board feet, while average operating costs increased $54 per thousand board feet compared to the third quarter due primarily to a lower of cost or market adjustment. The Company has announced curtailments of 1.3 billion board feet at facilities in the provinces of Quebec and British Columbia during the first quarter of 2008.

Form 10-K Filing

The Company also announced today that it will not be filing its 2007 Form 10-K Annual Report on February 29 due to the additional time needed to report results representing the first period of combined operations of Abitibi-Consolidated and Bowater since the completion of their combination in the fourth quarter of 2007. The Company is working to complete its Form 10-K as soon as possible and expects to file it within the time period automatically permitted by the extension (i.e., not later than March 17, 2008.)

Earnings Conference Call

Management will hold a conference call to discuss these financial results today, February 28, 2008 at 10:00 a.m. Eastern time. The conference call number is 1-866-898-9626 or 514-868-1042. A webcast of the call will be available at www.abitibibowater.com. Interested parties may follow the on-screen instructions for access to the webcast and related information. A replay of the call will be available on AbitibiBowater’s website.

About AbitibiBowater

AbitibiBowater produces a wide range of newsprint and commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. Following the required divestiture agreed to with the U.S. Department of Justice, AbitibiBowater will own or operate 27 pulp and paper facilities and 35 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world’s largest recyclers of newspapers and magazines, and has more third-party certified sustainable forest land than any other company in the world. The Company’s shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

For Investors: Duane Owens Vice President and Treasurer (864) 282-9488	For Media: Seth Kursman Vice President, Communications and Government Affairs (514) 394-2398 seth.kursman@abitibibowater.com

Forward-Looking Statements

Statements in this news release that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our efforts to reduce costs, increase revenues and reduce debt, the closures of certain of our paper and sawmills, intentions to increase export shipments of newsprint, our ability to realize targeted synergies from the combination of Abitibi-Consolidated Inc. and Bowater Incorporated, the anticipated timing and progress of integration efforts related to the combination, planned capital expenditures, our ability to meet our $1 billion debt reduction target, efforts to improve overall financial flexibility and the Company’s liquidity position, in particular our efforts to restructure our debt by obtaining new financing for Abitibi’s approximately $350 million of senior note obligations that are due in the second quarter of 2008 and comply with various covenants under our lending agreements, as well as the effect of recently implemented price increases, our competitive position generally within our industry, our ability to maintain and improve customer service levels, our financial performance and our business outlook, our assessments of market conditions and our strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “will,” “would,” “could,” “may,” “expect,” “believe,” “anticipate,” and other terms with similar meaning indicating possible future events or potential impact on the business or stockholders of AbitibiBowater.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, our ability to obtain additional new financing on terms satisfactory to the Company or at all, the condition of the U.S. credit markets generally, worsening industry conditions and further growth in alternative media, our ability to realize announced price increases, our ability to obtain timely contributions to our cost reduction initiatives from our unionized and salaried employees, the continued strength of the Canadian dollar against the U.S. dollar, and the costs of raw materials such as energy, chemicals and fiber. In addition, with respect to forward-looking statements relating to the combination of Abitibi-Consolidated and Bowater, the following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully or that the improved financial performance, product quality and product development will not be achieved; the risk that other combinations within the industry or other factors may limit our ability to improve our competitive position; the risk that the cost savings and other expected synergies from the combination may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors are detailed from time to time in AbitibiBowater’s filings with the Securities and Exchange Commission (SEC) and the Canadian securities regulatory authorities, including those factors to be contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (when filed), and those contained in the Company’s Quarterly Report on From 10-Q for the quarterly period ended September 30, 2007 and in the Company’s registration statement on Form S-3 filed with the SEC on October 29, 2007, each under the caption “Risk Factors.” All forward-looking statements in this news release are expressly qualified by information contained in the Company’s filings with the SEC and the Canadian securities regulatory authorities. AbitibiBowater disclaims any obligation to update or revise any forward-looking information.

ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007 (1)	2006 (1)	2007 (1)	2006 (1)
		(Restated)		(Restated)
Sales	$1,491	$861	$3,876	$3,530
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested (2)	1,293	654	3,206	2,683
Depreciation, amortization and cost of timber harvested	157	80	396	323
Distribution costs	168	84	410	334
Selling and administrative expenses	113	47	258	174
Closure costs, impairment and other related charges (2)	123	6	123	253
Arbitration award (3)	—	—	28	—
Lumber duties refund (4)	—	(92)	—	(92)
Net gain on disposition of assets (5)	(5)	(31)	(145)	(186)

Operating (loss) income	(358)	113	(400)	41

Other income (expense):
Interest income (4)	3	14	9	18
Interest expense	(114)	(47)	(256)	(196)
Foreign exchange gain (loss)	35	11	(2)	9
Other, net	4	10	—	17

	(72)	(12)	(249)	(152)

(Loss) income before income taxes, minority interests and cumulative effect of accounting change	(430)	101	(649)	(111)
Income tax benefit (provision) (6)	177	10	158	(19)
Minority interests, net of tax (5)	3	(4)	1	(5)

(Loss) income before cumulative effect of accounting change	(250)	107	(490)	(135)
Cumulative effect of accounting change, net of tax (7)	—	—	—	(3)

Net (loss) income	$(250)	$107	$(490)	$(138)

Basic (loss) income per common share: (8)
(Loss) income before cumulative effect of accounting change	$(5.09)	$3.59	$(14.11)	$(4.55)
Cumulative effect of accounting change, net of tax	—	—	—	(0.09)

Net (loss) income per share	$(5.09)	$3.59	$(14.11)	$(4.64)

Average number of basic shares outstanding (8)	49.1	29.8	34.7	29.8

Diluted (loss) income per common share: (8)
(Loss) income before cumulative effect of accounting change	$(5.09)	$3.58	$(14.11)	(4.55)
Cumulative effect of accounting change, net of tax	—	—	—	(0.09)

Net (loss) income per share	$(5.09)	$3.58	$(14.11)	$(4.64)

Average number of diluted shares outstanding (8)	49.1	29.9	34.7	29.8

ABITIBIBOWATER INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of dollars)

	December 31, 2007 (1)	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$195	$99
Accounts receivable, net	756	444
Inventories, net	906	350
Assets held for sale (9)	184	19
Other current assets	121	47

Total current assets	2,162	959

Timber and timberlands	58	61
Fixed assets, net	5,739	2,878
Goodwill	781	590
Other intangible assets, net	1,234	—
Other assets	825	158

Total assets	$10,799	$4,646

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$1,201	$431
Short-term bank debt	589	—
Current installments of long-term debt	364	15
Liabilities associated with assets held for sale (9)	19	—

Total current liabilities	2,173	446

Long-term debt, net of current installments	4,695	2,252
Pension and other postretirement benefit obligations	946	653
Other long-term liabilities	274	90
Deferred income taxes	660	313
Minority interests in subsidiaries	150	59
Commitment and contigencies
Shareholders’ equity	1,901	833

Total liabilities and shareholders’ equity	$10,799	$4,646

ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of dollars)

	Year Ended December 31,
	2007 (1)	2006
Cash flows from operating activities:
Net loss	$(490)	$(138)
Adjustments to reconcile net loss to net cash from operating activities:
Cumulative effect of accounting change, net of tax (7)	—	3
Share-based compensation	14	6
Depreciation, amortization and cost of timber harvested	396	323
Closure costs, impairment and other related charges (2)	100	249
Deferred income taxes	(95)	25
Minority interests, net of tax (5)	(1)	5
Pension contributions, net of pension benefit costs	(92)	(41)
Net gain on disposition of assets (5)	(145)	(186)
Gain on extinguishment of debt	—	(13)
Gain on translation of foreign-currency denominated debt	(29)	(1)
Changes in working capital:
Accounts receivable	99	(34)
Inventories	(1)	20
Income tax receivables and payables	—	(21)
Accounts payable and accrued liabilities	56	(2)
Other, net	(59)	(13)

Net cash (used in) provided by operating activities	(247)	182

Cash flows from investing activities:
Cash invested in fixed assets, timber and timberlands	(128)	(199)
Disposition of assets, including timber and timberlands	197	332
Cash acquired in the Combination with Abitbi	116	—
Cash received in monetization of financial instruments (10)	24	—
Direct acquisition costs related to the Combination with Abitibi (1)	(35)	—
Other investing activities, net	3	(3)

Net cash provided by investing activities	177	130

Cash flows from financing activities:
Cash dividends	(49)	(46)
Short-term financing	263	370
Short-term financing repayments	(33)	(432)
Repurchases and payments of long-term debt	(15)	(135)

Net cash provided by (used for) financing activities	166	(243)

Net increase in cash and cash equivalents	96	69

Cash and cash equivalents at beginning of year	99	30

Cash and cash equivalents at end of year	$195	$99

ABITIBIBOWATER INCORPORATED

Notes to the Press Release and Unaudited Consolidated Financial Statement Information

(1)	On October 29, 2007, pursuant to a Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007, Abitibi-Consolidated Inc. (“Abitibi”) and Bowater Incorporated (“Bowater”) became wholly-owned subsidiaries of AbitibiBowater (the “Combination”). The Combination has been accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations. Bowater is deemed to be the “acquirer” of Abitibi for accounting purposes, and AbitibiBowater is deemed to be the successor to Bowater for purposes of U.S. securities laws and regulations governing financial reporting. Therefore, our Press Release and unaudited Consolidated Financial Statement Information, including related notes, reflect the results of operations and financial position of Bowater for the periods before October 29, 2007 and those of both Abitibi and Bowater for periods beginning on and or after October 29, 2007.

As a result of the Combination, each issued and outstanding common share of Bowater was converted into a 0.52 share of AbitibiBowater common stock Each issued and outstanding exchangeable share of Bowater Canada Inc. (a wholly-owned subsidiary of Bowater now named AbitibiBowater Canada Inc.) was changed into 0.52 of an AbitibiBowater Canada Inc. exchangeable share. Each issued and outstanding common share of Abitibi (other than the Abitibi common shares exchanged for exchangeable shares of AbitibiBowater Canada Inc.) was transferred to AbitibiBowater in exchange for a 0.06261 share of AbitibiBowater common stock. We retroactively restated all share-related information in the Press Release and unaudited Consolidated Financial Statement Information, and related notes, for all periods before the Combination to reflect the Bowater exchange ratio of 0.52.

In order to apply purchase accounting, the purchase price of $1.4 billion was allocated to the identifiable assets acquired and liabilities assumed based on their relative fair values. The purchase price allocation is subject to refinement for a period up to a year from the date of purchase to allow for the finalization of the gathering and review of all pertinent information. We have allocated the excess of purchase price over the net assets acquired in the Combination based on our preliminary estimates of the fair value of assets acquired and liabilities assumed as follows:

(in millions)
Cash	$116
Accounts receivable	411
Inventories	554
Assets held for sale	200
Prepaids and other current assets	69
Fixed assets	3,211
Goodwill	191
Other intangible assets	1,274
Other non-current assets	340

Total assets acquired in the Combination	6,366

Accounts payable and accrued liabilities	695
Short-term bank debt	371
Current installments of long-term debt	342
Liabilities associated with assets held for sale	17
Long-term debt, net of current installments	2,454
Pension and other postretirement benefit obligations	646
Other non-current liabilities	272
Deferred income taxes	184

Total liabilities assumed in the Combination	4,981

Fair value of net assets acquired in the Combination	$1,385

In connection with the review and approval of the transaction by the Canadian government, AbitibiBowater agreed, among other things, for a period of three years after closing, to maintain its headquarters in Montreal, Canada; to maintain at least five Canadians on its Board of Directors; and to apply for listing of its common stock on the Toronto Stock Exchange (TSX). In connection with the review and approval of the transaction by the U.S. Department of Justice (the “DOJ”), AbitibiBowater agreed, among other things, to divest one newsprint mill, Abitibi’s mill in Snowflake, Arizona. As a result, the assets and liabilities of our Snowflake mill have been recorded at fair value less costs to sell in assets held for sale and liabilities associated with assets held for sale, respectively.

We will be permanently closing Abitibi’s Belgo, Quebec facility; Fort William, Ontario facility; and Lufkin, Texas facility and indefinitely idling Abitibi’s Mackenzie, British Columbia facility, which includes the paper mill and two sawmills directly supporting the paper mill operations. In accordance with guidance provided in Emerging Issues Task Force No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, we included the costs to involuntarily terminate or relocate employees and the cost of certain contractual obligations, including environmental and asset retirement obligations, associated with these mill closures in liabilities assumed in the Combination and they did not impact our Consolidated Statement of Operations. Additionally, the purchase price allocated to the fixed assets of these mills has been lowered due to the announced permanent closures and indefinite idlings.

(2)	Immediately following the Combination, we began a comprehensive strategic review of our operations to reduce costs and improve our profitability. On November 29, 2007, we announced the results of the initial phase of our comprehensive review, which included a decision to reduce our newsprint and commercial papers production capacity by approximately one million metric tons per year during the first quarter of 2008. The reductions include the permanent closure of our Dalhousie, New Brunswick facility, as well as the indefinite idling of our Donnacona, Quebec facility. Additionally, we will permanently close paper machine no. 3 at our Gatineau, Quebec facility. Long-lived asset impairment charges ($100 million) and severance and termination costs ($23 million) were recorded in Closure Costs, Impairment and Other Related Charges in our Consolidated Statement of Operations. Inventory write-downs of $7 million were recorded in Cost of Sales. As disclosed in note 1, a number of Abitibi’s facilities were permanently closed or indefinitely idled in connection with this comprehensive strategic review, with the associated costs included in liabilities assumed in the Combination and did not impact our Consolidated Statement of Operations. We plan to announce the results of the second phase of our comprehensive strategic review in the second quarter of 2008.

In 2006, we recorded closure, impairment and other related charges of $253 million. We recorded a long-lived asset impairment charge of $19 million associated with the closure of paper machine no. 3 at our Thunder Bay facility and a goodwill impairment charge of $200 million associated with our Thunder Bay reporting unit. These charges were primarily due to the continued decline of North American newsprint consumption and a reorganization of our operations and reporting units in the third quarter of 2006. Also in 2006, we recorded long-lived asset impairment charges of $30 million associated with the closure of our Benton Harbor operations, our Ignace sawmill and our Girardville sawmill and $4 million of lease costs, contract termination costs and severance associated with the closure of our Benton Harbor operations. Inventory write-downs of $2 million were recorded in Cost of Sales.

(3)	On September 7, 2007, Bowater Canadian Forest Products Inc. (“BCFPI”) received a decision in an arbitration related to the 1998 sale to Weyerhaeuser Company (“Weyerhaeuser”) of Bowater’s former pulp and paper facility in Dryden, Ontario. BCFPI and Weyerhaeuser had been arbitrating a claim regarding the cost of certain environmental matters related to the mill. The arbitrators awarded Weyerhaeuser approximately $43 million, including interest. As a result of the arbitrators’ decision, which is binding upon Bowater and not subject to appeal, we recorded a pre-tax charge of $28 million during the year ended December 31, 2007. We had previously established a reserve of $15 million in connection with these environmental matters at the time of the sale.

(4)	On October 12, 2006, an agreement regarding Canada’s softwood lumber exports to the United States became effective. The agreement provides for a return of a portion of the duties imposed by the United States. Through September 30, 2006, we paid duties totaling approximately $113 million. On November 10, 2006, Bowater received a refund of $104 million, including interest of $12 million, from Export Development Corporation (EDC), which purchased our rights associated with the refund of the duties. The amount of the refund represents substantially all of the funds that we expect to receive under the terms of our agreement with EDC.

(5)	During the fourth quarter of 2007, we sold approximately 14,300 acres of timberlands primarily located in Tennessee and Canada, and during the year ended December 31, 2007, we sold approximately 133,600 acres of timberlands primarily located in Tennessee and Canada. Since we recorded Abitibib’s timberlands at fair value (see note 1), a gain of $15 million on the sale of these 10,500 acres of timberlands did not impact our Consolidated Statement of Operations. One of our consolidated subsidiaries, which is owned 49% by a minority interest, sold approximately 25,000 acres of the 133,600 acres and recorded a pre-tax gain on the sale of land of $23 million during the year ended December 31, 2007. During 2006, we sold approximately 535,200 acres of timberlands primarily located in Tennessee and Canada. In 2006, we also sold our Dégelis and Baker Brook sawmills.

(6)	During the fourth quarter and year ended December 31, 2007, income tax benefits and tax credits of $65 million and $136 million, respectively, arising primarily from operating losses at certain Canadian operations were entirely offset by tax charges to increase our tax valuation allowance. During the fourth quarter and year ended December 31, 2006, income tax benefits and credits of $27 million and $47 million, respectively, were entirely offset by tax charges to increase the tax valuation allowance. On January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for the uncertainty in income taxes recognized by prescribing the threshold a tax position is required to meet before being recognized in the financial statements. As a result of the implementation of FIN 48, we decreased our liability for unrecognized tax benefits by $2 million, which was accounted for as a decrease to our January 1, 2007 retained deficit balance. The reduction represents the cumulative effect of adoption on prior periods.

(7)	The adoption of SFAS No. 123R, Share-Based Payment, resulted in a cumulative effect adjustment, net of tax, of $3 million, or $0.09 per diluted share, in 2006.

(8)	For the calculation of basic and diluted loss per share for the three months and years ended December 31, 2007 and 2006, no adjustments to net loss are necessary. The effect of dilutive securities is not included in the computation for the three months ended December 31, 2007 and the years ended December 31, 2007 and 2006 as the effect would be anti-dilutive.

(9)	Earlier this month, we announced that we had signed a definitive agreement for the sale of Abitibi’s Snowflake, Arizona mill for cash consideration of $161 million, excluding working capital of $19 million that we will retain after the sale. We are required to sell this mill under the terms of a settlement agreement with the DOJ, pursuant to which the DOJ approved the Combination. We expect the sale to be finalized in the second quarter of 2008. Additionally, our Fort William, Ontario facility, our Price sawmill and some of our timberlands are being held for sale at December 31, 2007.

(10)	Abitibi’s foreign exchange instruments were in a substantial gain positions at the date of the Combination due to the strengthening of the Canadian dollar against the U.S. dollar. In November 2007, the Board authorized the monetization of Abitibi’s forward exchange and zero cost tunnel contracts. Since we recorded Abitibi’s derivative instruments at fair value, the gain on the monetization of these instruments did not impact our Consolidated Statement of Operations.

(11)	A reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net loss and loss per share reported before special items is presented in the tables below. We believe that these measures allow investors to more easily compare our ongoing operations and financial performance from period to period. These non-GAAP measures should be considered in addition to and not as a substitute for measures of financial performance prepared in accordance with GAAP. Consequently, investors should rely on GAAP operating loss, net loss and loss per share. Non-GAAP measures included in our press release include:

Operating income (loss) before special items - is defined as operating loss from our Consolidated Statements of Operations adjusted for special items. Internally, the Company uses a non-GAAP operating income (loss) measure as an indicator of a segment’s performance and excludes closure costs, impairment and other related charges, severance and merger-related costs, gains on dispositions of assets, arbitration award and other discretionary charges or credits from GAAP operating income. Therefore, this non-GAAP presentation is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for operating loss provided in AbitibiBowater’s Consolidated Statement of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Net loss before special items - is defined as net loss from our Consolidated Statements of Operations adjusted for the special items discussed above plus foreign exchange losses, the impact of the adoption of new accounting standards, net of tax, and the adjustment for tax charges that have been taken against the income tax benefits arising primarily from operating losses at certain of certain of our Canadian operations (refer to Note 6 above). The adjustment for these items is consistent with our internal presentation, and the tax adjustment is provided for our investors to reflect a more appropriate effective tax rate. This non- GAAP measure should be used in addition to and not as a substitute for net loss provided in our consolidated statement of operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Loss per share (EPS) before special items - is defined as diluted EPS calculated based on the net loss before special items. This non-GAAP measure should be used in addition to and not as a substitute for our loss per share calculated in accordance with GAAP as provided in the Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our EPS from ongoing operations and financial performance from period to period.

Three Months Ended December 31, 2007 (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS
GAAP as reported	$(358)	$(250)	$(5.09)

Adjustments for special items:
Sale of assets	(5)	(3)	(0.06)
Severance and merger-related costs	38	27	0.55
Closure costs, impairment and other related charges	130	130	2.65
Foreign exchange	—	(50)	(1.02)
Tax adjustments	—	31	0.63

GAAP as adjusted for special items	$(195)	$(115)	$(2.34)

Three Months Ended December 31, 2006 (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS
GAAP as reported	$113	$107	$3.58

Adjustments for special items:
Sale of assets	(31)	(19)	(0.64)
Lumber duties refund	(92)	(101)	(3.38)
Closure costs, impairment and other related charges	8	8	0.27
Severance	5	3	0.10
Foreign exchange	—	(27)	(0.90)
Tax adjustments	—	14	0.47

GAAP as adjusted for special items	$3	$(15)	$(0.50)

Year Ended December 31, 2007 (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS
GAAP as reported	$(400)	$(490)	$(14.11)

Adjustments for special items:
Sale of assets	(145)	(93)	(2.68)
Arbitration award	28	28	0.80
Severance and merger-related costs	85	64	1.84
Closure costs, impairment and other related charges	130	130	3.75
Foreign exchange	—	11	0.32
Tax adjustments	—	83	2.39

GAAP as adjusted for special items	$(302)	$(267)	$(7.69)

Year Ended December 31, 2006 (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS
GAAP as reported	$41	$(138)	$(4.64)

Adjustments for special items:
Sale of assets	(186)	(116)	(3.89)
Lumber duties refund	(92)	(101)	(3.38)
Closure costs, impairment and other related charges	255	244	8.19
Severance	16	11	0.37
Adoption of new accounting standard	—	3	0.09
Foreign exchange	—	(7)	(0.23)
Tax adjustments	—	40	1.34

GAAP as adjusted for special items	$34	$(64)	$(2.15)

A schedule of historical financial and operating statistics is available upon request and on AbitibiBowater’s web site (www.AbitibiBowater.com).